Exhibit 99.1

For Immediate Release:

COMPETITIVE TECHNOLOGIES, INC. RECEIVES "WELLS NOTICE"
FROM SECURITIES AND EXCHANGE COMMISSION

Fairfield, CT - (June 16, 2003) - Competitive Technologies, Inc. (AMEX: CTT) reported that on June 12, 2003 the staff of the Securities and Exchange Commission, in connection with the SEC investigation previously announced by the company, sent written "Wells Notices" to the company, Frank R. McPike, Jr., the company's chief financial officer, and Samuel M. Fodale, a director of the company. The "Wells Notices" indicated that the staff intends to recommend to the Commission that it bring a civil action against the company and the individuals in the matter of trading in the stock of the company, which the company believes relates to the company's stock repurchase program under which the company repurchased shares of its stock from time to time during the period of October 28, 1998 to March 22, 2001.

Under the Wells process established by the Commission, the company has the opportunity to respond in writing to the "Wells Notice" before the staff makes a formal recommendation regarding what action, if any, should be brought against the company by the Commission. The company said that it will continue to cooperate with the Commission staff in this matter. The company previously disclosed information about this inquiry in the 2002 Annual Report, Form 10-Q, Form 10-K and other SEC filings.

In the past year, CTT management, under the new leadership of John B. Nano, President and CEO and Richard E. Carver, Chairman of the Board, has been highly focused on maintaining the corporate integrity of the company.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail:  jdjohnson@strategic-ir.com
Tel.  (212) 754-6565; Fax (212) 754-4333
E-mail:  ctt@competitivetech.net